Exhibit 99.1

Alesco Financial Inc. Announces Exercise of $25 Million Over-Allotment Option on Contingent Convertible Senior Notes Issue

Philadelphia, Pennsylvania – June 8, 2007 – Alesco Financial Inc. (NYSE: AFN), a specialty finance real estate investment trust, today announced that the initial purchaser of its offering of 7.625% Contingent Convertible Senior Notes due 2027, which priced on May 9, 2007 and closed on May 15, 2007, has exercised in full its option to purchase an additional $25 million aggregate principal amount of the notes, bringing the total size of the issue to $140 million. Closing of the additional notes is expected to occur on June 13, 2007, subject to customary closing conditions.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of Alesco Financial in any jurisdiction. The notes and the shares of Alesco Financial’s common stock that may be issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable securities laws.

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-9687	212-521-4863
jlongino@cohenandcompany.com